Exhibit 99.1

ROSEHILL RESOURCES INC. ANNOUNCES THIRD QUARTER 2017 RESULTS
RECENT PRODUCTION INCREASES TO OVER 7,100 BOE PER DAY

HOUSTON, November 13, 2017 /Globe Newswire/ -- Rosehill Resources Inc. (“Rosehill” or the “Company”) (NASDAQ: ROSE, ROSEW, ROSEU) today reported operational and financial results for the third quarter of 2017.
Third Quarter 2017 Highlights and Recent Key Items:

•
Producing over 7,100 net barrels of oil equivalent (“BOE”) per day (75% oil and 88% total liquids) for the first 10 days of November, an increase of 53% over the daily average of the third quarter of 2017, driven by early results from seven wells that recently began flowback (both rates exclude the recently sold Barnett asset volumes of approximately 675 net BOE per day);

•
Announced acquisition to establish a second core operating area in the Delaware Basin by acquiring up to 9,100 net undeveloped acres in northwest Pecos County which would add over 325 potential drilling locations more than doubling our acreage and drilling inventory;

•	Closed the sale of non-core Barnett Shale assets, now a pure play Delaware Basin company;

•	Increased borrowing base to $75 million effective October 30, 2017;

•
Spud seven operated horizontal wells and two salt water disposal (“SWD”) wells, and completed eight wells in the third quarter with 10 total drilled and uncompleted (“DUC”) wells at September 30, 2017;

•
Reported a net loss attributable to Rosehill of $0.5 million, or $0.08 loss per diluted share, for the three months ended September 30, 2017, which included a $1.9 million non-cash, pre-tax loss on commodity derivative instruments. Net loss attributable to Rosehill was $3.2 million, or $0.55 loss per diluted share, for the nine months ended September 30, 2017, which included a $1.6 million non-cash, pre-tax gain on commodity derivative instruments; and

•
Delivered adjusted EBITDAX of $5.6 million for the three months ended September 30, 2017 and $26.6 million for the nine months ended September 30, 2017, as compared to $5.9 million and $13.4 million, respectively, for the same periods in 2016.

J.A. (Alan) Townsend, Rosehill’s President and Chief Executive Officer, commented, “We are excited with the positive momentum we have created with our operational successes and pending acquisition. Our production will continue to grow significantly as we complete more wells and bring them online, and the seven wells that recently began flowing back have yet to reach their full potential due to short term facility constraints, choke management and continued clean up. This production growth will be highlighted by a higher percentage of oil production than our recent history and even higher percentage of oil revenues to total revenues, helping to drive value. Our operations team is drilling wells faster and more efficiently than we originally forecasted leading to an increase in our drilled and completed wells, and, as a result, we are increasing our 2017 capital guidance which will allow us to enter 2018 at or above 10,000 BOE per day and positively impact our 2018 results. We remain focused on operational results with an emphasis on improving drilling and completion efficiency and driving cost savings throughout the process. As a result of our pending acquisition, we will add a second concentrated core acreage position in the Delaware Basin and we see opportunities for significant value-adding growth from our organic development program for years to come.”

Townsend continued, “Our new completion techniques are showing positive results, which should help boost our reserves and type curves moving forward. We are encouraged by our well performance, operational efficiencies and improved commodity prices which we believe will help us further increase returns and strengthen our company. We are confident that we have the right operational and management teams in place to maximize the value of our assets and capture additional value through strategic acquisitions that will generate sustainable earnings growth for our shareholders.”
See the Company's quarterly filing on Form 10-Q for a complete description of the Company's operating results. Historical financial and operational results are those of Rosehill Operating.
Acquisition Overview
Rosehill announced on October 30, 2017 that it has agreed to acquire 4,565 net acres for a purchase price of $77.6 million, subject to certain conditions, with up to an additional 4,535 net acres at the same price per net acre, for an aggregate up to 9,100 largely contiguous net undeveloped acres and certain producing oil and gas properties in the Southern Delaware Basin.  The agreement remains subject to customary closing conditions and purchase price adjustments. The initial identified acreage includes producing properties with limited production of 40 BOE per day. This acquisition potentially increases the Company’s gross horizontal drilling locations by over 325, with opportunities in multiple Wolfcamp A, Wolfcamp B and Bone Spring benches and additional upside potential from deeper Wolfcamp horizons. The acreage has a high average working interest with all acreage held by production or by lease term through at least 2020. The high working interest and contiguous acreage position affords Rosehill a high degree of operational control and enables 7,500 to 10,000-foot laterals, which can significantly improve well economics. This pending acquisition will establish two core operating areas in the Delaware Basin for the Company, one in Loving and Lea counties and the other in Pecos and Reeves counties.
Operational Update
In the third quarter, the Company’s net daily production averaged 5,296 net BOE per day, which was comprised of 2,801 barrels of oil per day, 1,169 barrels of natural gas liquids (“NGLs”) per day and 8.0 million cubic feet of gas (“MMCF”) per day. These total equivalent volumes increased 29% compared to the same period in 2016.
For the nine months ended September 30, 2017, the Company’s net daily production averaged 5,327 net BOE per day, which was comprised of 2,908 barrels of oil per day, 1,144 barrels of NGLs per day and 7.7 MMCF of gas per day. These total equivalent volumes increased 45% compared to the same period in 2016.
During the third quarter of 2017, Rosehill averaged two operated rigs and drilled seven gross horizontal wells and two SWD wells. In July 2017, the Company retained one frac crew that continues to be dedicated to completing wells for Rosehill and completed eight wells in the third quarter. Rosehill had 10 DUC wells in inventory at the end of the third quarter. With the improvement in drilling efficiency, the Company now expects to spud a total of 27 to 29 gross operated horizontal wells and two SWD wells, in 2017 and exit 2017 with 8 to 11 DUC wells.
In October, the Company began flowback on a five well pad, with wells producing from the Wolfcamp and Bone Spring formations. The pad remains constrained due to short-term facility constraints, choke management and continued flowback clean up. Despite these constraints the pad is producing approximately 5,200 gross BOE per day. Management is encouraged by these early results and will monitor the wells closely to better understand the impact of improved completion techniques.
During the third quarter of 2017, Rosehill averaged 18 days from spud to total depth over a 4,800-foot average lateral length. Drilling costs for these wells averaged $2.5 million per well.
Sale of Barnett Assets
On November 2, 2017, the Company announced the closing of the sale of its remaining Barnett Shale assets for approximately $7.1 million, subject to customary purchase price adjustments. The assets were producing approximately 675 net BOE per day, with 54% gas and 45% natural gas liquids. The sale proceeds are being used for general corporate purposes. With this sale, Rosehill is now a pure play Delaware Basin company.
Financial Highlights
For the third quarter of 2017, the Company reported a net loss attributable to Rosehill of $0.5 million, or $0.08 loss per diluted share, as compared to a net loss of $0.2 million, or $0.03 loss per diluted share, in the third quarter of 2016.
For the nine months ended September 30, 2017, the Company reported a net loss attributable to Rosehill of $3.2 million, or $0.55 loss per diluted share, as compared to a net loss of $8.1 million, or $1.39 loss per diluted share, in the same period in 2016.
Adjusted EBITDAX (a non-GAAP financial measure as defined and reconciled below) totaled $5.6 million for the third quarter of 2017, as compared to $5.9 million in the same period in 2016. Adjusted EBITDAX for the nine months ended September 30, 2017 was $26.6 million, up from $13.4 million for the same period in 2016.

For the third quarter of 2017, average realized prices (all prices excluding the effects of derivatives) were $44.32 per barrel of oil, $2.57 per Mcf of natural gas and $18.32 per barrel of NGLs, resulting in a total equivalent price of $31.41 per BOE, up 23% from the same period in 2016.
Rosehill’s cash operating costs for the third quarter of 2017 were $19.61 per BOE, which includes lease operating expenses (“LOE”), gathering and transportation, production taxes and general and administrative expenses (“G&A”) and excludes costs associated with the reverse recapitalization. G&A costs were higher quarter over quarter due primarily to the implementation of employee incentive programs, which resulted in an adjustment to expenses to properly account for the estimated year to date impact. LOE costs were higher quarter over quarter primarily as a result of additional SWD costs due to short-term facility constraints requiring some water to be trucked for disposal.
As of September 30, 2017, Rosehill had $4.7 million in cash and $50.0 million drawn on its revolving credit facility. The Company previously announced an increase in the borrowing base under its credit facility effective October 30, 2017 to $75 million, up $20 million from the September 30, 2017 borrowing base. The next regular redetermination of the borrowing base is scheduled to occur on or about April 1, 2018.
During the third quarter of 2017, Rosehill incurred capital costs, excluding asset retirement costs and leasing and acquisition costs, of $65 million.
Revised 2017 Guidance and 2018 Forecast
Rosehill is increasing its capital guidance for 2017 due to faster drilling and additional completions occurring in 2017 versus previous forecasts. The Company expects the change in timing of these drilled and completed wells should push 2018 production and EBITDAX toward the upper end of the initial forecast. The Company will give a complete update of 2018 guidance once the pending acquisition is finalized.

	2017 Guidance		2018 Forecast
	Original	Revised	Original	Revised
	$54.19 / $3.02 (1)	$50.00 / $3.00 (1)	$54.19 / $3.02 (1)	$50.00 / $3.00 (1)
Total Capital ($ - millions) (2)	$91.0	$ 175 - 195	$115	$ 150 - 200

Production (BOE/d)	5,614	5,700 - 5,900	7,644	12,000 - 14,500

EBITDAX ($ - millions)	$45.0	$ 45 - 60	77.0	$ 120 - 140

Debt/EBITDAX	0.0x	1.3x - 1.5x	0.3x	0.9x - 1.1x

(1)	Amounts represent WTI crude and Henry Hub natural gas prices utilized for projections. NGLs estimated at 25% of WTI.
(2)	Approximately 90% drilling, completion and recompletion activities in 2017 revised guidance and 2018 revised forecast.

Commodity Hedging
As of September 30, 2017, the Company had the following outstanding derivative contracts:

	2017	2018	2019
Commodity derivative swaps
Oil:
Notional volume (Bbl)	144,000	450,000	108,000
Weighted average price ($/Bbl)	$52.78	$50.92	$51.04
Natural Gas:
Notional volume (MMBtu)	390,000	1,230,000	60,000
Weighted average fixed price ($/MMBtu)	$3.13	$3.25	$3.03

Commodity derivative options
Natural Gas:
Notional volume (MMBtu)	180,000	—	—
Weighted average fixed price ($/MMBtu)	$3.32	$—	$—
After September 30, 2017 and through November 10, 2017, the Company entered into crude swaps for an additional 8,000 barrels of oil for October 2017 through December 2017 at $51.20 per barrel, 888,000 barrels of oil for 2018 at $53.34 per barrel and 396,000 barrels of oil for 2019 at $51.55 per barrel. The Company also entered into natural gas swaps for an additional 2,100,000 MMBTU's for 2018 at $3.03 per MMBTU and 300,000 MMBTU's of gas from January 2019 through March 2019 at $3.01 per MMBTU.
Conference Call
As previously announced, the Company will hold a conference call to discuss its third quarter financial and operating results on Tuesday, November 14, 2017, at 9:00 a.m Central Time (10:00 a.m. Eastern Time). Interested parties may participate by dialing (866) 601-1105 from the United States or (430) 775-1347 from outside the United States. The conference call I.D number is 3559137. The call will also be available as a live webcast on the “News/Events” tab of the Investors section of the Company’s website, www.rosehillresources.com. The webcast will be available for replay for at least 30 days.
About Rosehill Resources Inc.
Rosehill Resources is an oil and gas exploration company with producing assets in Texas and New Mexico, and its investment activity is focused on the Delaware Basin portion of the Permian Basin. The Company’s strategy for growth includes the organic development of its core acreage position in Loving County as well as focused acquisitions in the Delaware Basin.

Rosehill Resources Inc.
Operational Highlights
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues: (in thousands)
Oil sales	$11,435	$6,909	$36,464	$16,437
Natural gas sales	1,881	1,587	5,592	3,651
NGL sales	1,979	1,186	5,405	3,115
Total revenues	$15,295	$9,682	$47,461	$23,203
Average sales price:
Oil (per Bbl)	$44.32	$40.64	$45.92	$38.31
Natural gas (per Mcf)	2.57	2.42	2.68	2.03
NGLs (per Bbl)	18.32	11.98	17.32	11.33
Total (per Boe)	$31.41	$25.61	$32.64	$23.13
Total, including effects of gain (loss) on settled commodity derivatives, net (per Boe)	$32.38	$24.76	$32.75	$23.62
Net Production:
Oil (MBbls)	258	170	794	429
Natural gas (MMcf)	732	657	2,089	1,796
NGLs (MBbls)	108	99	312	275
Total (MBoe)	487	378	1,454	1,003
Average daily net production volume:
Oil (Bbls/d)	2,801	1,845	2,908	1,566
Natural gas (Mcf/d)	7,958	7,137	7,651	6,557
NGLs (Bbls/d)	1,169	1,079	1,144	1,003
Total (Boe/d)	5,296	4,114	5,327	3,662

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2017	2016	2017	2016
Revenues:
Oil sales	$11,435	$6,909	$36,464	$16,437
Natural gas sales	1,881	1,587	5,592	3,651
Natural gas liquids sales	1,979	1,186	5,405	3,115
Total revenues	15,295	9,682	47,461	23,203
Operating expenses:
Lease operating expenses	2,944	1,314	6,479	3,621
Production taxes	707	445	2,174	1,051
Gathering and transportation	835	640	2,329	1,708
Depreciation, depletion, amortization and accretion	8,383	5,887	26,150	16,525
Exploration costs	434	178	1,208	496
General and administrative	5,069	931	8,738	3,480
Transaction costs	149	—	2,618	—
Gain on sale of other assets	—	—	(11)	—
Total operating expenses	18,521	9,395	49,685	26,881
Operating income (loss)	(3,226)	287	(2,224)	(3,678)
Other income (expense):
Interest expense	(300)	(210)	(1,274)	(2,256)
Gain (loss) on commodity derivative instruments	(1,451)	(231)	1,751	(2,132)
Other income (expense), net	(148)	1	(105)	23
Total other income (expense)	(1,899)	(440)	372	(4,365)
Loss before income taxes	(5,125)	(153)	(1,852)	(8,043)
Income tax expense (benefit)	(923)	29	(650)	93
Net income (loss)	(4,202)	(182)	(1,202)	(8,136)
Net income (loss) attributable to noncontrolling interest	(5,680)	—	(8,009)	—
Net income (loss) attributable to Rosehill Resources Inc. before preferred stock dividends	1,478	(182)	6,807	(8,136)
Preferred stock dividends	1,942	—	10,014	—
Net income (loss) attributable to Rosehill Resources Inc. common stockholders	$(464)	$(182)	$(3,207)	$(8,136)
Earnings (loss) per common share:
Basic	$(0.08)	$(0.03)	$(0.55)	$(1.39)
Diluted	$(0.08)	$(0.03)	$(0.55)	$(1.39)
Weighted average common shares outstanding:
Basic	5,857	5,857	5,857	5,857
Diluted	5,857	5,857	5,857	5,857

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,656	$8,434
Accounts receivable	1,943	1,928
Accounts receivable, related parties	4,466	4,837
Inventory	310	280
Derivative assets	102	247
Prepaid and other current assets	937	617
Total current assets	12,414	16,343
Property and equipment:
Oil and natural gas properties (successful efforts)	378,456	262,033
Other property and equipment	3,695	3,807
Accumulated depletion, depreciation and amortization	(168,125)	(142,467)
Total property and equipment, net	214,026	123,373
Deferred tax assets	650	—
Other assets, net	715	110
Total assets	$227,805	$139,826
LIABILITIES AND STOCKHOLDERS’ EQUITY / PARENT NET INVESTMENT
Current liabilities:
Accounts payable	$16,414	$4,658
Accounts payable, related parties	406	612
Accrued liabilities and other	24,351	7,097
Derivative liabilities	—	1,856
Dividends payable	16	—
Total current liabilities	41,187	14,223
Long-term liabilities:
Revolving credit facility	50,000	55,000
Asset retirement obligations	5,435	5,180
Deferred rent	137	138
Derivative liabilities	115	—
Other	40	65
Total long-term liabilities	55,727	60,383
Total liabilities	96,914	74,606
Commitments and contingencies (Note 15)
Stockholders’ equity / parent net investment
Preferred Stock	80,592	—
Class A common stock	1	—
Class B common stock	3	—
Additional paid-in capital	20,187	—
Retained earnings	—	—
Total common stockholders’ equity	20,191	—
Noncontrolling interest	30,108	—
Parent net investment	—	65,220
Total stockholders' equity / parent net investment	130,891	65,220
Total liabilities and stockholders’ equity / parent net investment	$227,805	$139,826

ROSEHILL RESOURCES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(1,202)	(8,136)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	26,150	16,525
Deferred income taxes	(650)	—
Stock-based compensation	175	—
Gain on sale of fixed assets	(11)	—
(Gain) loss on commodity derivative instruments	(1,751)	2,132
Loss on interest rate swaps	370	1,155
Net cash received in settlement of commodity derivative instruments	162	483
Net cash paid in settlement of interest rate swaps	(143)	(607)
Amortization of debt issuance costs	168	84
Settlement of asset retirement obligations	(725)	(52)
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable and accounts receivable, related parties	122	(998)
(Increase) decrease in inventory	(30)	—
(Increase) decrease in prepaid and other assets	(432)	412
Increase (decrease) in accounts payable and accrued liabilities and other	13,530	(1,622)
Increase (decrease) in accounts payable, related parties	(206)	(48)
Net cash provided by operating activities	35,527	9,328
Cash flows from investing activities:
Additions to oil and natural gas properties	(93,536)	(11,592)
Acquisition of leasehold interests	(6,500)	—
Additions to other property and equipment	(343)	(395)
Proceeds from sale of other property and equipment	46	44
Net cash used in investing activities	(100,333)	(11,943)
Cash flows from financing activities:
Proceeds from revolving credit facility	50,000	—
Repayment on revolving credit facility	(55,000)	—
Repayment of long-term debt	—	(20,000)
Proceeds from issuance of preferred stock and warrants, net	90,780	—
Net proceeds from the Transaction	18,688	—
Distribution to noncontrolling interest	(40,487)	—
Distribution to parent	(2,267)	(641)
Debt issuance costs	(661)	—
Payment on capital lease obligation	(25)	(20)
Net cash provided by (used in) financing activities	61,028	(20,661)
Net decrease in cash and cash equivalents	(3,778)	(23,276)
Cash and cash equivalents, beginning of period	8,434	27,734
Cash and cash equivalents, end of period	$4,656	$4,458
Supplemental disclosures:
Cash paid for interest	$246	$—
Asset retirement obligations incurred	$783	$101
Changes in accrued capital expenditures	$15,603	$(280)
Series A preferred stock dividends	$10,014	$—

Non-GAAP Measures
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by Rosehill’s management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDAX as net income (loss) before interest expense, income taxes, depreciation, depletion, and amortization, accretion and impairment of oil and natural gas properties, (gains) losses on commodity derivatives excluding net cash receipts (payments) on settled commodity derivatives, gains and losses from the sale of assets, transaction costs incurred in connection with the Transaction and other non-cash operating items. Adjusted EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles (“U.S. GAAP”).
Management believes Adjusted EBITDAX is useful because it allows for more effective evaluation and comparison of our operating performance and results of operations from period to period without regard to our financing methods or capital structure. Rosehill excludes the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within the industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with U.S. GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Rosehill’s computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
We have provided below a reconciliation of Adjusted EBITDAX to net loss, the most directly comparable GAAP financial measure.

	Three months ended September 30,		Nine months ended September 30,
(In thousands)	2017	2016	2017	2016
Net income (loss)	$(4,202)	$(182)	$(1,202)	$(8,136)
Interest expense, net	300	210	1,274	2,256
Income tax expense	(923)	29	(650)	93
Depreciation, depletion, amortization and accretion	8,383	5,887	26,150	16,525
(Gain) loss on commodity derivative instruments	1,451	231	(1,751)	2,132
Transaction costs	149	—	2,618	—
Net cash received (paid) in settlement of derivative instruments	472	(325)	162	483
Gain on sale of other assets	—	—	(11)	—
Adjusted EBITDAX	$5,630	$5,850	$26,590	$13,353
PV-10
PV–10 is a non-GAAP financial measures used by management, investors and analysts to estimate the present value, discounted at 10% per annum, of estimated future cash flows of the Company’s estimated proved reserves before income tax and asset retirement obligations. Management believes that PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid, the Company believes the use of a pre-tax measure is valuable for evaluating the Company. PV-10 should not be considered as an alternative to the standardized measure of discounted future net cash flows as computed under GAAP.
With respect to PV-10 calculated as of an interim date, it is not practical to calculate the taxes for the related interim period because GAAP does not provide for disclosure of standardized measure on an interim basis.
Forward-Looking Statements
This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. All statements, other than statements of historical fact included in this communication, regarding our opportunities in the Delaware Basin, our strategy, future operations, financial position, estimated results of operations, future earnings, future capital spending plans, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “project,” “guidance,”

“forecast” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.
You should not place undue reliance on these forward-looking statements. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements in this communication are reasonable, no assurance can be given that these plans, intentions or expectations will be achieved or occur, and actual results could differ materially and adversely from those anticipated or implied by the forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to, the Company’s ability to consummate the proposed acquisition, its ability to obtain acquisition financing on desirable terms, if at all, the risk that conditions to closing of the proposed acquisition may not be satisfied or that the closing otherwise does not occur, the diversion of management’s time on acquisition-related matters, the ultimate timing, outcome and results of integrating the acquired assets into its business and its ability to realize the anticipated benefits, commodity price volatility, inflation, lack of availability of drilling and completion equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures and the other  risks and uncertainties discussed under Risk Factors in the Company’s Registration Statement on Form S-3, as amended, filed with the SEC on June 14, 2017, and in other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. These forward-looking statements are based on management's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. All forward-looking statements speak only as of the date of this communication.  Except as otherwise required by applicable law, the Company disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this communication.
Contact Information:

Alan Townsend	Craig Owen
President and Chief Executive Officer	Chief Financial Officer
281-675-3400	281-675-3400